Exhibit 99.1

WHEELER MAY HAVE TO SETTLE FUTURE redemption requests WITH UNREGISTERED
COMMON STOCK or delay delivery of registered common stock

VIRGINIA BEACH, VA - November 14, 2023 - Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”) announced today that, based on recent significant declines in the Company’s Common Stock price, it may have to settle future Series D Preferred Stock redemption requests with unregistered shares of Common Stock or delay delivery of registered Common Stock.

Through November 6, 2023 (the date of the second monthly redemption in November) (the “November Redemption Date”), the Company received 140 fully complete and timely redemption requests, collectively redeeming 492,673 shares of its outstanding Series D Preferred Stock. These redemption requests were settled by the Company issuing 16,601,314 shares of Common Stock from its registration statement on Form S-11 (333-274329) that it filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2023 (as amended, the “Registration Statement”).

There continues to be 2,887,273 shares of Series D Preferred Stock outstanding.

For the October redemptions, the lowest price at which any Series D Preferred Stock was converted by a holder into Common Stock was approximately $2.89. Between that date and the November Redemption Date, our Common Stock price fell considerably with the result that for the November redemptions, the lowest price at which any Series D Preferred Stock was converted by a holder into Common Stock was approximately $0.84.

Since the November Redemption Date, the price of our Common Stock has continued to decline. We cannot predict the future price of our Common Stock. However, if it continues on its downward trajectory or remains at depressed levels, it is very possible that the Company will not have enough registered Common Stock to issue from its Registration Statement and will instead have to issue unregistered Common Stock to settle redemption requests or delay delivery of registered Common Stock pending SEC clearance of a new registration statement for additional shares.

Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are not historical and are typically identified by such words as “may,” “will,” “predict”, and include statements about the potential trading price and registration status of the Common Stock. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the SEC. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Contact
Investor Relations (757) 627-9088
Email: investorrelations@whlr.us

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.